  EXHIBIT 5.1

FLGFlangas Law Group

November 29, 2021

Board of Directors

Iconic Brands, Inc.

44 Seabro Avenue

Amityville, NY 11701

Re:	Registration on Form S-1 for Iconic Brands, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Iconic Brands, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to an aggregate of 128,995,031 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company, issuable upon the exercise of warrants (the “Warrants”) issued or issuable pursuant to certain securities purchase agreements dated as of July 16, 2021 between the Company and the investors named therein, including: (i) 87,643,130 shares of Common Stock issuable upon exercise of certain outstanding Warrants, and (ii) 41,351,901 shares of Common Stock issuable upon the exercise in full of certain unissued Warrants (collectively, the “Shares”), in each case for the accounts of the selling shareholders identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.	The Bylaws of the Company, as amended, as certified by an officer of the Company as of the date hereof;

3.	The form of the Warrants;

4.

The written consent of the Board of Directors of the Company dated July 23, 2021 relating to, among other things, the following: (i) the authorization of the Warrants and the Shares, and (ii) the registration of the Shares under the Act, as certified by an officer of the Company as of the date hereof;

5.	A Good Standing Certificate for the Company from the Nevada Secretary of State dated November 29, 2021; and

6.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Iconic Brands, Inc.

November 29, 2021

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete. We note that the Company has reserved, and assume that it will continue to maintain reserved, a sufficient number of its duly authorized but unissued shares of Common Stock as is necessary to provide for the issuance of the Shares.

Based upon the foregoing, and subject to the exceptions, exclusions, limitations and caveats set forth herein, it is our opinion that the Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the Warrants, such Shares will be validly issued, fully paid and nonassessable.

Notwithstanding the foregoing, we express no opinion if, despite the above reservation, future issuances of the Company’s securities, including pursuant to adjustments to outstanding shares of the Company’s capital stock, cause the Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that remain authorized but unissued.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

/s/ Flangas Law Group

FLANGAS LAW GROUP